DEERFIELD CAPITAL CORP.
ARTICLES OF AMENDMENT

Deerfield Capital Corp., a Maryland corporation (the “Corporation”), having its principal office located at 11 East Chase Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom Article II and inserting in lieu thereof the following Article II:

“ARTICLE II
PURPOSE

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.”

SECOND: The Charter of the Corporation is hereby amended by inserting the following Article IX in full after Article VIII of the Charter:

“ARTICLE IX
SECTION 382 OWNERSHIP LIMIT

Section 9.1 Purpose. In order to preserve the Tax Benefits to which the Corporation or any direct or indirect subsidiary thereof is entitled pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”), and the Treasury Regulations promulgated thereunder, the Corporation Securities shall be subject to the following restrictions.

Section 9.2 Certain Definitions. For purposes of this Article IX, the following terms shall have the meanings indicated (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):

(a) “5% Transaction” means any Transfer or purported Transfer of Corporation Securities described in Section 9.3 hereof, which Transfer is prohibited and/or void under the provisions of such Section 9.3 hereof.

(b) “Agent” means any agent designated by the Board of Directors of the Corporation pursuant to Section 9.6(b) hereof.

(c) “Code” has the meaning set forth in Section 9.1 hereof.

(d) “Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-4(d)(9)) to purchase stock (other than preferred stock described in Section 1504(a)(4) of the Code) of the Corporation, and (iv) any other interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

(e) “Excess Securities” has the meaning set forth in Section 9.6(a) hereof.

(f) “Five-Percent Shareholder” means a Person or group of Persons that is a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g).

(g) “NYSE AMEX” means the NYSE AMEX Equities.

(h) “Percentage Stock Ownership” means the percentage stock ownership interest as determined in accordance with Treasury Regulation § 1.382-2T(g), (h), (j) and (k).

(i) “Permitted Transfer” means a Transfer of Corporation Securities (i) after the Restriction Release Date, (ii) pursuant to any merger, consolidation, statutory share exchange, tender offer or similar transaction approved in advance by the Board of Directors in its sole and absolute discretion, (iii) as a result of the issuance of a warrant, the exercise thereof, the transfer or acquisition of such warrant or Corporation Securities acquired thereby, where such warrant had first been issued upon approval of our Board unless and until the Person to whom such warrant was issued thereafter acquires any Corporation Securities that are unrelated to the warrant, or (iv) pursuant to any issuance or sale of Corporation Securities by the Corporation or any of its subsidiaries.

(j) “Person” shall mean any individual, firm, corporation, partnership, trust association, limited liability company, limited liability partnership, or other entity, or any group of Persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Treasury Regulation § 1.382-3(a)(1), or otherwise and shall include any successor (by merger or otherwise) of any such entity.

(k) “Prohibited Distribution” has the meaning set forth in Section 9.6(b) hereof.

(l) “Purported Transferee” has the meaning set forth in Section 9.6(a) hereof.

(m) “Prohibited Transfer” means any 5% Transaction (other than a Permitted Transfer).

(n) “Restriction Release Date” means the date as the Board of Directors may determine, in its sole and absolute discretion, that this Article IX is no longer in the best interests of the Corporation and its shareholders.

(o) “Section 501(c)(3)” has the meaning set forth in Section 9.6(c) hereof.

(p) “Section 382” means Section 382 of the Code, or any comparable successor provision.

(q) “Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.

(r) “Transfer” means any direct or indirect sale, transfer, assignment, exchange, issuance, grant, redemption, repurchase, conveyance, pledge or other disposition, whether voluntary or involuntary, and whether by operation of law or otherwise, by any Person other than the Corporation. A Transfer also shall include the creation or grant of an option, warrant or right (including an option within the meaning of Treasury Regulation § 1.382-4(d)(9)) by any Person other than the Corporation, but only if such option, warrant or right would be deemed exercised pursuant to Treasury Regulation § 1.382-4(d)(2)(i).

Section 9.3 Transfer Restrictions. Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, that is not a Permitted Transfer shall be prohibited and void ab initio insofar as it purports to transfer ownership or rights in respect of such Corporation Securities to the Purported Transferee to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (a) any Person or group of Persons shall become a Five-Percent Shareholder (including, without limitation, as a result of a disposition of Corporation Securities pursuant to Treasury Regulation § 1.382-2T(j)(3)(i)) or (b) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased.

Section 9.4 Waiver. The restrictions set forth in Section 9.3 hereof shall not apply to an attempted Transfer that is a 5% Transaction if the transferor or the transferee obtains the approval of the Board of Directors in its sole and absolute discretion. In considering whether to approve any such transfer, the Board of Directors may take into account any factors it deems appropriate, including, but not limited to, both the proposed Transfer and potential future Transfers, and may require an opinion of counsel (at the expense of the transferor and/or transferee) that the transfer will not result in any limitation on the Corporation or any direct or indirect subsidiary’s use of the Tax Benefits. The Board of Directors may exercise the authority granted by this Section 9.4 hereof through duly authorized officers or agents of the Corporation.

Section 9.5 Certificate Legend. Each certificate representing shares of Corporation Securities issued prior to the Restriction Release Date shall contain the legend set forth below, evidencing the restrictions set forth in this Article IX:

“The transfer of securities represented by this certificate is (and other securities of the Corporation may be) subject to restriction pursuant to Article IX of the Corporation’s Charter. The Corporation will furnish a copy of its Charter (or a summary thereof) setting forth the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to the holder of record of this Certificate without charge upon written request addressed to the Corporation at its principal place of business.”

With respect to any shares of Corporation Securities that are not evidenced by a certificate, but are uncertificated securities, the foregoing legend shall be set forth in the initial statement of holdings.

Section 9.6 Treatment of Excess Securities.

(a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities that are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, such Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities or to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any; provided, however, that the Transferor of such Excess Securities shall not be required to disgorge, and shall be permitted to retain for its own account, any proceeds of such Transfer, and shall have no further rights, responsibilities, obligations or liabilities with respect to such Excess Securities, if such Transfer was a Prohibited Transfer. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any transfer of Excess Securities not in accordance with the provisions of this Section 9.6 shall also be a Prohibited Transfer.

(b) If the Corporation determines, in its sole and absolute discretion, that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (“Prohibited Distributions”), to the Agent designated by the Board of Directors. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s length transactions (over the NYSE AMEX or other national securities exchange, if possible, or otherwise over-the-counter or privately); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific timeframe if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 9.6(a) if the Agent rather than the Purported Transferee had resold the Excess Securities. Disposition of Excess Securities by the Agent pursuant to this Section 9.6(b) shall be deemed to occur simultaneously with the Prohibited Transfer to which the Excess Securities relate.

(c) The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows: (i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value of the Excess Securities (A) calculated on the basis of the closing market price for the Corporation Securities on the NYSE AMEX, or such other national securities exchange on which the Corporation Securities are then listed or admitted to trading, on the day before the Prohibited Transfer, (B) if the Corporation Securities are not listed or admitted to trading on any national securities exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by NASDAQ or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (C) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined by the Board of Directors, in its sole and absolute discretion, at the time of the Prohibited Transfer to the Purported Transferee), which amount (or fair market value) shall be determined by the Board of Directors in its sole and absolute discretion; and (iii) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) (“Section 501(c)(3)”) selected by the Board of Directors; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales), represent a 5% or greater Percentage Stock Ownership in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 5% Percentage Stock Ownership interest in such class shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 9.6 inure to the benefit of the Corporation.

(d) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within 30 days from the date on which the Corporation makes a written demand pursuant to Section 9.6(b) hereof, then the Corporation shall use its reasonable best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel such surrender.

(e) The Corporation shall make the written demand described in Section 9.6(b) hereof within 30 days of the date on which the Board of Directors determines, in its sole and absolute discretion, that the attempted Transfer would result in Excess Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of Sections 9.1 through 9.6 hereof shall apply nonetheless.

(f) Anything herein to the contrary notwithstanding, the Agent shall not act or be treated as acting as an agent for or on behalf of the Purported Transferee or for or on behalf of the Corporation and shall have no right to bind any of them, in contract or otherwise, but shall act only to carry out the ministerial functions assigned to it in this Section 9.6.

Section 9.7 Board Authority.

(a) The Board of Directors shall have the power to determine, in its sole and absolute discretion, all matters necessary for assessing compliance with this Article IX, including, without limitation, (a) the identification of any Five-Percent Shareholder, (b) whether a Transfer is a 5% Transaction, a Prohibited Transfer or a Permitted Transfer, (c) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (d) whether an instrument constitutes Corporation Securities, (e) the amount (or fair market value) due to a Purported Transferee pursuant to Section 9.6(c), and (f) any other matters which the Board of Directors determines, in its sole and absolute discretion, to be relevant; and the determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article IX.

(b) Nothing contained herein shall limit the authority of the Board of Directors to take such other action, in its sole and absolute discretion, to the extent permitted by law as it deems necessary or advisable to protect the Corporation, any direct or indirect subsidiary thereof and the interests of the holders of the Corporation’s securities in preserving the Tax Benefit. Without limiting the generality of the foregoing, in the event of a change in law or Treasury Regulations making one or more of the following actions necessary or desirable, the Board of Directors may (i) accelerate the Restriction Release Date, (ii) modify the specific application of the Transfer restrictions set forth in Section 9.3 hereof, or (iii) modify the definitions of any terms set forth in this Article IX; provided that the Board of Directors shall determine, in its sole and absolute discretion, that such acceleration, extension, change or modification is reasonably necessary or advisable to preserve the Tax Benefit under the Code and the Treasury Regulations thereunder or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefit.

(c) In the case of an ambiguity in the application of any of the provisions of this Article IX, including any definition contained in Section 9.2 of this Article IX, the Board of Directors shall have the power to determine, in its sole and absolute discretion, the application of the provisions of this Article IX with respect to any situation based on the facts known to it. In the event this Article IX requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine, in its sole and absolute discretion, the action to be taken so long as such action is not contrary to the provisions of Sections 9.1, 9.2 or 9.3.

Section 9.8 Miscellaneous. Any provision in this Article IX which is judicially determined to be prohibited, invalid or otherwise unenforceable (whether on its face or as applied to a particular stockholder, transferee or Transfer) under the laws of the State of Maryland shall be ineffective to the extent of such prohibition, invalidity or unenforceability without prohibiting, invalidating or rendering unenforceable the remaining provisions of this Article IX and of this Charter, which shall be thereafter interpreted as if the prohibited, invalid or unenforceable part were not contained herein, and, to the maximum extent possible, in a manner consistent with preserving the Corporation or any direct or indirect subsidiary’s use of the Tax Benefits without any Section 382 limitation.

Section 9.9 NYSE AMEX Transactions. Nothing in this Article IX shall preclude the settlement of any transaction entered into through the facilities of the NYSE AMEX or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article IX and any Purported Transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article IX.

Section 9.10 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article IX.

Section 9.11 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 9.12 Notice to Corporation. Any Person who acquires or attempts to acquire Corporation Securities in excess of the limitations set forth in this Article IX shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may, in its sole and absolute discretion, request in order to determine the effect, if any, of such purported transfer on the preservation and usage of the Tax Benefits.

Section 9.13 Additional Definitions. For purposes of this Charter, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code, and “Charter” means this charter of the Corporation.”

THIRD: (a) The Board of Directors of the Corporation, at a meeting duly noticed and held declared advisable, approved and recommended to stockholders for their approval the foregoing amendment by the vote required under Maryland law and the Charter and bylaws of the Corporation.

(b) The stockholders of the Corporation, at a meeting duly noticed and held, approved the foregoing amendment by the vote required under Maryland law and the Charter and bylaws of the Corporation.

FOURTH: The undersigned Senior Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Senior Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects, and this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, Deerfield Capital Corp. has caused these presents to be signed in its name and on its behalf by its Senior Vice President this 19th day of May 2009.

ATTEST:	Deerfield Capital Corp.
/s/ Robert A. Contreras Robert A. Contreras Secretary	By: /s/ Francis P. Straub III Francis P. Straub III Senior Vice President